Exhibit 99.1

MISTRAS Announces Third Quarter 2021 Results
Continued Recovery of Top-Line Growth and Significantly Improved Bottom-Line Performance
Revenue Increase of 18%, Operating income expands by 61% and Net Income Up 122%
Proprietary Technologies OneSuite™ Gaining Traction and Launch of Sensoria™

PRINCETON JUNCTION, N.J., November 2, 2021 (GLOBE NEWSWIRE) - MISTRAS Group, Inc. (MG: NYSE), a leading "one source" multinational provider of integrated technology-enabled asset protection solutions, reported financial results for its third quarter ended September 30, 2021.

Highlights of the Third Quarter 2021*
•Revenue of $174.6 million, up 18.0%
•Gross profit of $52.2 million, up 10.2% with gross profit margin of 29.9%
•Operating income of $9.2 million, up 60.8%
•Net income of $3.4 million, or $0.11 per diluted share
•Adjusted EBITDA of $18.8 million, up 8%; Adjusted EBITDA Margin of 10.8%

Highlights of the Year-to-Date 2021*
•Revenue of $506.0 million, up 17.2%
•Gross profit of $147.6 million, up 14.2% with gross profit margin of 29.2%
•SG&A expense of $118.6 million, up 1.7%
•Net income of $4.0 million, or $0.13 per diluted share
•Adjusted EBITDA of $48.4 million, up 41%; Adjusted EBITDA Margin of 9.6%
* All comparisons are consolidated and versus the equivalent prior year period, unless otherwise noted.

Third quarter revenue growth of 18% came in at the high end of the range anticipated by the Company last quarter, in their second quarter outlook commentary. Revenue gains reflect continued recovery in the Company’s primary end markets including Energy, Aerospace and Defense, Other Process Industries and Infrastructure. The revenue increase reflects a combination of recovery from existing customers and new contract wins creating additional long-term agreements. For the third quarter of 2021, consolidated gross profit was up 10.2% whereas gross profit margin was 29.9%, down from 32.0% a year ago, primarily due to an increase in the proportion of revenues attributable to reimbursable travel costs that were not present in

2020 due to COVID-19 concerns, and partially offset by a favorable sales mix and better utilization. Selling, general and administrative expenses in the third quarter were $39.2 million, which is down sequentially from $39.7 million in the second quarter of 2021, despite the reversal of all remaining temporary cost reductions in the third quarter of 2021, which had been initially implemented in 2020. Selling, general and administrative expenses were up less than 5%, as compared to the prior year period, on an 18% revenue increase. Net income was $3.4 million, or $0.11 per diluted share in the quarter, increases of 122% and 120% respectively, compared to net income of $1.6 million or $0.05 per diluted share for the third quarter of 2020. Adjusted EBITDA for the quarter was $18.8 million, an increase of 8% over $17.4 million for the third quarter of 2020 and in line with the Company’s Adjusted EBITDA expectations for the quarter.

Chief Executive Officer Dennis Bertolotti commented, "We met both our top and bottom-line financial expectations for the third quarter despite the impact of Hurricane Ida. We are proud to report revenue, inclusive of this adverse impact, that was already at the top end of our previously announced range for the third quarter. Some of the work lost to Ida is expected to be recovered in the fourth quarter of 2021, as energy markets remain strong. This was another quarter in which we continued to narrow the gap with pre-pandemic performance, especially in our energy markets, where strong energy prices have led to more stable demand for our services. Despite an increase in the proportion of revenue attributable to reimbursable travel costs, gross margin expanded in the third quarter by over 100 basis points over the average of the first half of this year. Together with continued strong expense controls, this focus on gross margin has improved leverage in our business, as illustrated by the 61% expansion of our operating income in the third quarter. Our core markets are recovering, and they are also changing, and MISTRAS is evolving with them. We expect to continue to outpace the growth of our markets by offering innovative technologies and solutions that meet the evolving needs of our customers and that build value for our shareholders.”

Mr. Bertolotti additionally commented on the Company’s progress with several growth initiatives, noting, “We aim to meet the growing demand for solutions and technologies that can assure the safety, reliability, and regulatory compliance of the world’s most valuable and critical assets, such as a natural gas turbine, a wind blade, a public bridge or a private space satellite. One of these exciting technologies is the new MISTRAS OneSuite™ software ecosystem, which provides our customers with MISTRAS' popular software and services brands as integrated apps in a secure cloud environment. OneSuite™ serves as a single-access customer portal for cross-functional data activities, with access to 50-plus applications, all being offered on one centralized and interconnected platform.” Mr. Bertolotti further continued, “I am also pleased to announce our Sensoria™ Wind Blade Monitor and Sensoria™ Insights Web Portal, which provide real-time detection and visualization of wind turbine blade damages, to help our customers maximize the uptime, performance, and safety of their blades at the asset, farm and fleet levels. Sensoria™ provides additional growth and expansion of our current capabilities and greatly enhances our offerings within the renewable energy industry, by serving both OEM and retrofitted wind turbines with Edge-to-Edge Intelligence. The COVID-19 pandemic has accelerated the transition to digitally connected and integrated technologies such as OneSuite™ and Sensoria™, which provide users with data-driven insights that make their operations leaner and more intelligent. This represents an evolution in asset protection, and MISTRAS is uniquely qualified to leverage our proven capabilities and expertise such as acoustic emission monitoring, while innovating to meet the needs of the changing global landscape.”

For more information on these exciting new solutions from MISTRAS, please visit www.mistrasgroup.com/onesuite and www.sensoriawind.com.

Performance by segment during the third quarter was as follows:

Services segment third quarter revenues were $145.0 million, up 21.1% from $119.7 million a year ago. Services segment revenues continue to reflect recovery in the Energy markets, as well as in the Other Process Industries and Infrastructure industries. For the third quarter, gross profit was $41.8 million, compared to $37.6 million in the prior year. Gross profit margin was 28.8% for the third quarter of 2021, compared to 31.4% in the third quarter of the prior year. The decrease in gross profit margin was attributable to an increase in the portion of revenue attributable to reimbursable travel costs in the current year period.

International segment third quarter revenues were $29.1 million, up 9.8% from $26.5 million a year ago. Revenues increased in all end markets with the exception of Oil and Gas. International segment third quarter gross profit margin was 31.1%, up slightly from the year ago quarter.

The Company generated $22.5 million of cash flows from operations in the first nine months of 2021, compared with $41.8 million in the year ago period. Free cash flow was $6.5 million in the first nine months of 2021, compared with $30.8 million in the comparable prior year period. Cash flow from operations and free cash flow both reflect an increase in working capital requirements precipitated by the company’s rapid growth in revenue this year.

The Company’s net debt (total debt less cash and cash equivalents) was $193.3 million as of September 30, 2021, compared to $194.5 million as of December 31, 2020. Gross debt decreased by $4.3 million during the first nine months of 2021, from $220.2 million at the end of last year to $215.9 million as of September 30, 2021.

Outlook for remainder of 2021
The Company’s business has been recovering from the low level of demand experienced in the second quarter of 2020, when the effect of COVID-19 peaked. Although energy prices and demand have improved throughout 2021, the ongoing COVID-19 pandemic continues to impact the Company. This effect is most pronounced on the Company’s second largest market Aerospace and Defense, especially in the commercial sector. Accordingly, for the fourth quarter of 2021 the Company expects revenue to be flat with the prior year quarter, primarily due to the energy markets’ immediate focus on peak uptime and a lagging commercial aerospace recovery. Adjusted EBITDA is expected to contract modestly in the fourth quarter of 2021, due to substantially all of the remaining temporary cost reductions initiated in 2020 having been fully reversed during the third quarter of 2021, and a lower level of Canadian wage subsidies in 2021 versus 2020. The Company’s outlook for the remainder of 2021 is contingent on continuing macroeconomic stability, including i) continuing stabilization in crude oil markets, ii) ongoing effectiveness of COVID-19 vaccination and booster rollout, and iii) no significant global supply chain disruptions or labor shortages, which would impact the Company’s ability to work as a critical service provider.

Conference Call

In connection with this release, MISTRAS will hold a conference call on November 3, 2021, at 9:00 a.m. (Eastern). The call will be broadcast over the Web and can be accessed on MISTRAS' Website, www.mistrasgroup.com. Individuals in the U.S. wishing to participate in the conference call by phone may dial 1-844-832-7227 and use confirmation code 7646409 when prompted. The International dial-in number is 1-224-633-1529. Those who wish to listen to the call later can access an archived copy of the conference call at the MISTRAS Website.

About MISTRAS Group, Inc. - One Source for Asset Protection Solutions®

MISTRAS Group, Inc. (NYSE: MG) is a leading "one source" multinational provider of integrated technology-enabled asset protection solutions, helping to maximize the safety and operational uptime for civilization’s most critical industrial and civil assets.

Backed by an innovative, data-driven asset protection portfolio, proprietary technologies, and decades-long legacy of industry leadership, MISTRAS leads clients in the oil and gas, aerospace and defense, power generation, civil infrastructure, and manufacturing industries towards achieving and maintaining operational excellence. By supporting these organizations that help fuel our vehicles and power our society; inspecting components that are trusted for commercial, defense, and space craft; and building real-time monitoring equipment to enable safe travel across bridges, MISTRAS helps the world at large.

MISTRAS enhances value for its clients by integrating asset protection throughout supply chains and centralizing integrity data through a suite of Industrial IoT-connected digital software and monitoring solutions. The company’s core capabilities also include non-destructive testing (“NDT”) field inspections enhanced by advanced robotics, laboratory quality control and assurance testing, sensing technologies and NDT equipment, asset and mechanical integrity engineering services, and light mechanical maintenance and access services.

For more information about how MISTRAS helps protect civilization’s critical infrastructure, visit www.mistrasgroup.com or contact Nestor S. Makarigakis, Group Vice President of Marketing at marcom@mistrasgroup.com.

Forward-Looking and Cautionary Statements
Certain statements made in this press release are "forward-looking statements" about MISTRAS' financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position, and other matters. These forward-looking statements generally use words such as "future," "possible," "potential," "targeted," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "project," "will," "may," "should," "could," "would" and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the "Risk Factors" section of the Company's 2020 Annual Report on Form 10-K dated March 16, 2021, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and MISTRAS undertakes no obligation to update such statements as a result of new information, future events or otherwise.

Use of Non-GAAP Measures
In addition to financial information prepared in accordance with generally accepted accounting principles in the U.S. (GAAP), this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. The term "Adjusted EBITDA" used in this release is a financial measurement not calculated in accordance with GAAP and is defined as net income attributable to MISTRAS Group, Inc. plus: interest expense, provision for income taxes, depreciation and amortization, share-based compensation expense and certain acquisition related costs (including transaction due diligence costs and adjustments to the fair value of contingent consideration), foreign exchange (gain) loss, non-cash impairment charges and, if applicable, certain additional special items which are noted. A reconciliation of Adjusted EBITDA to a financial measurement under GAAP is set forth in a table attached to this press release. The Company also uses the term "non-GAAP Net Income", which is GAAP net income adjusted for certain items management believes are unusual and non-recurring. In the tables attached is a table reconciling "Net Income (Loss) (GAAP)" to "Net Income (Loss) Excluding Special Items (non-GAAP)”, and “Diluted EPS (GAAP)” to “Diluted EPS Excluding Special Items (non-GAAP)” which reconciles the non-GAAP amount to a GAAP measurement. In addition, the Company has also included in the attached tables non-GAAP measurement” “Segment and Total Company Income (Loss) Before Special Items”, reconciling these measurements to financial measurements under GAAP. The Company uses the term “free cash flow”, a non-GAAP measurement the Company defines as cash provided by operating activities less capital expenditures (which is classified as an investing activity). The Company also uses the term “net debt”, a non-GAAP measurement defined as the sum of the current and long-term portions of long-term debt, less cash and cash equivalents.

Mistras Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30, 2021	December 31, 2020
ASSETS	(unaudited)
Current Assets
Cash and cash equivalents	$22,597	$25,760
Accounts receivable, net	127,699	107,628
Inventories	12,178	13,134
Prepaid expenses and other current assets	17,505	16,066
Total current assets	179,979	162,588
Property, plant and equipment, net	90,366	92,681
Intangible assets, net	61,695	68,642
Goodwill	205,657	206,008
Deferred income taxes	2,676	2,069
Other assets	46,855	51,325
Total assets	$587,228	$583,313
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$13,343	$14,240
Accrued expenses and other current liabilities	88,312	78,500
Current portion of long-term debt	18,988	10,678
Current portion of finance lease obligations	3,773	3,765
Income taxes payable	1,676	2,664
Total current liabilities	126,092	109,847
Long-term debt, net of current portion	196,866	209,538
Obligations under finance leases, net of current portion	10,338	11,115
Deferred income taxes	9,195	8,236
Other long-term liabilities	43,711	47,358
Total liabilities	386,202	386,094
Commitments and contingencies
Equity
Preferred stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 29,457,605 and 29,234,143 shares issued and outstanding	294	292
Additional paid-in capital	237,577	234,638
Accumulated Deficit	(17,893)	(21,848)
Accumulated other comprehensive loss	(19,176)	(16,061)
Total Mistras Group, Inc. stockholders’ equity	200,802	197,021
Noncontrolling interests	224	198
Total equity	201,026	197,219
Total liabilities and equity	$587,228	$583,313

Mistras Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Income (Loss)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Revenue	$174,556	$147,894	$505,968	$431,794
Cost of revenue	116,750	94,930	341,780	286,208
Depreciation	5,590	5,580	16,635	16,400
Gross profit	52,216	47,384	147,553	129,186
Selling, general and administrative expenses	39,221	37,473	118,579	116,638
Impairment charges	—	—	—	106,062
Legal settlement and litigation charges, net	—	(360)	1,030	(360)
Research and engineering	595	638	1,942	2,170
Depreciation and amortization	2,918	3,182	9,070	10,359
Acquisition-related expense, net	246	709	1,068	186
Income (loss) from operations	9,236	5,742	15,864	(105,869)
Interest expense	2,326	3,645	8,694	9,410
Income (loss) before benefit for income taxes	6,910	2,097	7,170	(115,279)
Provision (benefit) for income taxes	3,513	544	3,187	(15,645)
Net Income (loss)	3,397	1,553	3,983	(99,634)
Less: net income attributable to noncontrolling interests, net of taxes	17	30	28	8
Net Income (loss) attributable to Mistras Group, Inc	$3,380	$1,523	$3,955	$(99,642)

Earnings (loss) per common share:
Basic	$0.11	$0.05	$0.13	$(3.43)
Diluted	$0.11	$0.05	$0.13	$(3.43)
Weighted-average common shares outstanding:
Basic	29,619	29,177	29,550	29,086
Diluted	30,127	29,311	30,093	29,086

Mistras Group, Inc. and Subsidiaries
Unaudited Operating Data by Segment
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues
Services	$144,976	$119,721	$414,251	$349,271
International	29,100	26,477	88,699	76,887
Products and Systems	3,308	3,932	9,499	10,746
Corporate and eliminations	(2,828)	(2,236)	(6,481)	(5,110)
	$174,556	$147,894	$505,968	$431,794

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Gross profit
Services	$41,749	$37,603	$116,587	$103,780
International	9,038	8,197	26,278	21,612
Products and Systems	1,422	1,628	4,655	3,834
Corporate and eliminations	7	(44)	33	(40)
	$52,216	$47,384	$147,553	$129,186

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Segment and Total Company Income (Loss) from Operations (GAAP) to Income before Special Items (non-GAAP)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Services:
Income (loss) from operations (GAAP)	$16,085	$13,599	$38,991	$(57,058)
Impairment charges	—	—	—	86,200
Reorganization and other costs	—	58	97	125
Legal settlement and litigation charges, net	—	(360)	1,650	(360)
Acquisition-related expense, net	246	709	1,034	186
Income before special items (non-GAAP)	$16,331	$14,006	$41,772	$29,093
International:
Income (loss) from operations (GAAP)	$1,169	$(66)	$2,158	$(22,422)
Impairment charges	—	—	—	19,862
Reorganization and other costs	(2)	21	124	313
Income (loss) before special items (non-GAAP)	$1,167	$(45)	$2,282	$(2,247)
Products and Systems:
Loss from operations (GAAP)	$(281)	$(160)	$(653)	$(1,936)
Reorganization and other costs	—	5	27	5
Loss before special items (non-GAAP)	$(281)	$(155)	$(626)	$(1,931)
Corporate and Eliminations:
Loss from operations (GAAP)	$(7,737)	$(7,631)	$(24,632)	$(24,453)
Loss on debt modification	—		278	645
Legal settlement and litigation charges, net	—	—	(620)	—
Reorganization and other costs	—	14	—	137
Acquisition-related expense, net	—	—	34	—
Loss before special items (non-GAAP)	$(7,737)	$(7,617)	$(24,940)	$(23,671)
Total Company:
Income (loss) from operations (GAAP)	$9,236	$5,742	$15,864	$(105,869)
Impairment charges	—	—	—	106,062
Reorganization and other costs	(2)	98	248	580
Loss on debt modification	—	—	278	645
Legal settlement and litigation charges, net	—	(360)	1,030	(360)
Acquisition-related expense, net	246	709	1,068	186
Income before special items (non-GAAP)	$9,480	$6,189	$18,488	$1,244

Mistras Group, Inc. and Subsidiaries
Unaudited Summary Cash Flow Information
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net cash provided by (used in):
Operating activities	$4,343	$6,929	$22,469	$41,791
Investing activities	(5,176)	(3,310)	(15,494)	(10,558)
Financing activities	4,104	(4,740)	(8,866)	(25,077)
Effect of exchange rate changes on cash	(616)	649	(1,272)	944
Net change in cash and cash equivalents	$2,655	$(472)	$(3,163)	$7,100

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Net cash provided by operating activities (GAAP)	$4,343	$6,929	$22,469	$41,791
Less:
Purchases of property, plant and equipment	(4,942)	(3,233)	(15,130)	(10,676)
Purchases of intangible assets	(269)	(116)	(887)	(311)
Free cash flow (non-GAAP)	$(868)	$3,580	$6,452	$30,804

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Gross Debt (GAAP) to Net Debt (non-GAAP)
(in thousands)

	September 30, 2021	December 31, 2020

Current portion of long-term debt	$18,988	$10,678
Long-term debt, net of current portion	196,866	209,538
Total Gross Debt (GAAP)	215,854	220,216
Less: Cash and cash equivalents	(22,597)	(25,760)
Total Net Debt (non-GAAP)	$193,257	$194,456

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (Loss) (GAAP) to Adjusted EBITDA (non-GAAP)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Net Income (loss) (GAAP)	$3,397	$1,553	$3,983	$(99,634)
Less: Net income (loss) attributable to non-controlling interests, net of taxes	17	30	28	8
Net Income (loss) attributable to Mistras Group, Inc.	$3,380	$1,523	$3,955	$(99,642)
Interest expense	2,326	3,645	8,694	9,410
Provision (benefit) for income taxes	3,513	544	3,187	(15,645)
Depreciation and amortization	8,508	8,762	25,705	26,759
Share-based compensation expense	1,452	1,572	$3,916	4,312
Impairment charges	—	—	—	106,062
Acquisition-related expense (benefit), net	246	709	1,068	186
Reorganization and other related costs	(2)	98	248	580
Legal settlement and litigation charges, net	—	(360)	1,030	(360)
Loss on debt modification	—	—	278	645
Foreign exchange gain (loss)	(587)	898	366	1,965
Adjusted EBITDA (non-GAAP)	$18,836	$17,391	$48,447	$34,272

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (Loss) (GAAP) and Diluted EPS (GAAP) to Net Income (Loss) Excluding Special Items (non-GAAP)
and Diluted EPS Excluding Special Items (non-GAAP)
(dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income (loss) attributable to Mistras Group, Inc. (GAAP)	$3,380	$1,523	$3,955	$(99,642)
Special items	244	447	2,624	107,113
Tax impact on special items	(59)	(192)	(616)	(14,233)
Special items, net of tax	$185	$255	$2,008	$92,880
Net income (loss) attributable to Mistras Group, Inc. Excluding Special Items (non-GAAP)	$3,565	$1,778	$5,963	$(6,762)

Diluted EPS (GAAP)(1)	$0.11	$0.05	$0.13	$(3.43)
Special items, net of tax	0.01	0.01	0.07	3.19
Diluted EPS Excluding Special Items (non-GAAP)	$0.12	$0.06	$0.20	$(0.24)
_______________
(1) For the nine months ended September 30, 2020, 213,000 shares related to restricted stock were excluded from the calculation of diluted EPS due to the net loss for the period.